Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Vertel Corporation:

We consent to the incorporation by reference in this Registration Statement of Vertel Corporation on Form S-3 of our report dated February 7, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Vertel Corporation’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Vertel Corporation for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Los Angeles, California
July 15, 2002